Exhibit (n)(7)

ALPS SERIES TRUST

DDJ OPPORTUNISTIC HIGH YIELD FUND

Plan pursuant to Rule 18f-3(d) under the
Investment Company Act of 1940

Effective May 13, 2015

The DDJ Opportunistic High Yield Fund (the “Fund”), a series of ALPS Series Trust, an open-end management investment company (the “Trust”), may from time to time issue one or more of the following classes of shares:  Institutional shares, Class I shares and Class II shares.  Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Fund’s registration statement as from time to time in effect.  The differences in expenses among these classes of shares are set forth below in this Plan.  Except as noted below, expenses are allocated between the classes of shares of the Fund based upon the net assets of the Fund attributable to shares of each class.  This Plan is subject to change, to the extent permitted by law and by the Declaration of Trust of the Trust and By-laws of the Trust, by action of the Trustees of the Trust.

INSTITUTIONAL SHARES

Distribution and Service Fees

Institutional Class shares do not pay distribution or service fees.

Shareholder Services Fees

Institutional Class shares do not pay shareholder services fees.

Initial Sales Charge

Institutional Class shares do not charge an initial sales load.

Contingent Deferred Sales Charge

Institutional Class shares do not charge a contingent deferred sales load.

CLASS I SHARES

Distribution and Service Fees

Class I shares do not pay distribution and service fees.

Shareholder Services Fees

The Fund has adopted a shareholder services plan with respect to the Fund’s Class I shares (the “Services Plan”).  Under the Services Plan, the Fund is authorized to pay banks and their affiliates and other institutions, including broker-dealers and Fund affiliates (“Participating Organizations”), an aggregate fee in an amount not to exceed on an annual basis 0.10% for Class I shares of the average daily net asset value of the Class I shares of the Fund attributable to or held in the name of a Participating Organization for its clients as compensation for providing service activities pursuant to an agreement with a Participating Organization.  Any amount of such payment not paid during the Fund’s fiscal year for such service activities shall be reimbursed to the Fund.

Initial Sales Charge

Class I shares do not charge an initial sales load.

Contingent Deferred Sales Charge

Class I shares do not charge a contingent deferred sales load.

CLASS II SHARES

Distribution and Service Fees

Class II shares pay distribution and service fees pursuant to a plan (the “Class II Distribution Plan”) adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  Class II shares also bear any costs associated with obtaining Class II shareholder approval of the Class II Distribution Plan (or an amendment to the Class II Distribution Plan).  Pursuant to the Class II Distribution Plan, Class II shares may pay up to 0.25% of the Fund’s average daily net assets attributable to the Class II shares.  Amounts payable under the Class II Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of the Fund as from time to time in effect.  In addition, Class II shares may reimburse the Fund’s distributor (the “Distributor”) or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of the Fund as from time to time in effect.

Shareholder Services Fees

The Fund has adopted a shareholder services plan with respect to the Fund’s Class II shares (the “Services Plan”).  Under the Services Plan, the Fund is authorized to pay banks and their affiliates and other institutions, including broker-dealers and Fund affiliates (“Participating Organizations”), an aggregate fee in an amount not to exceed on an annual basis 0.10% for Class II shares of the average daily net asset value of the Class II shares of the Fund attributable to or held in the name of a Participating Organization for its clients as compensation for providing service activities pursuant to an agreement with a Participating Organization.  Any amount of such payment not paid during the Fund’s fiscal year for such service activities shall be reimbursed to the Fund.

Initial Sales Charge

Class II shares do not charge an initial sales load.

Contingent Deferred Sales Charge

Class II shares do not charge a contingent deferred sales load.

ALLOCATIONS OF INCOME AND EXPENSES

(a)            Institutional shares, Class I shares and Class II shares pay the expenses associated with their different distribution and shareholder servicing arrangements (“Class Expenses”).  Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses.

(b)            The gross income of the Fund generally shall be allocated to each class on the basis of net assets.  To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund.  These expenses include:

(1)	Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular class of shares of the Fund (“Trust Level Expenses”);

(2)	Expenses incurred by more than one Fund (but not by all Funds) not attributable to a particular class of shares of the Fund (“Multiple-Fund Level Expenses”); and

(3)	Expenses incurred by the Fund not attributable to any particular class of the Fund’s shares (including, but not limited to, advisory fees, custodial fees or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

Expenses of the Fund shall be apportioned to each class of shares depending upon the nature of the expense item.  Trust Level Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust.  Multiple-Fund Level Expenses shall be allocated among the classes of shares of the Fund based on their relative net asset values in relation to the aggregate net asset value of the Fund.  Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Fund.  Class Expenses shall be allocated to the particular class to which they are attributable.  In addition, certain expenses may be allocated differently if their method of imposition changes.  Thus, if a Class Expense can no longer be attributed to a class, it may be charged to the Fund for allocation among classes, as determined by the Board of Trustees.  Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1) of the 1940 Act, provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” of the Trust for purposes of Section 2(a)(19) of the 1940 Act (“Independent Trustees”) determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

DIVIDENDS/DISTRIBUTIONS

The Fund pays out as dividends net investment income and net realized short-term capital gains as described in its registration statement as from time to time in effect.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate, unless the shareholder elects to receive cash.  Dividends paid by the Fund are calculated in the same manner and at the same time with respect to each class.

REDEMPTION FEES

The Fund may impose a redemption fee (the “Redemption Fee”) on redemptions and/or exchanges of the Fund’s Institutional, Class I and/or Class II shares.  The Redemption may be charged up to 1.00% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law.  The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares.  The Trustees are not required to impose any Redemption Fee on any share classes of the Fund.  Similarly, any Redemption Fee rate may differ within the Fund, from share class to share class.  In addition, the Trust may waive any Redemption Fee or permit them to be applied in a manner that differs from shareholder to shareholder, including shareholders in the same class and/or Fund.

Any amounts paid pursuant to any Redemption Fee will be allocated between the Fund’s share classes in the same manner as the Fund allocates income.

EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.

MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof.